Exhibit 2(c)
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of 31 March 2024, National Grid plc (the Company, National Grid, we, us, and our) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the Exchange Act):

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares of 12 204/473 pence each American Depositary Shares, each representing five Ordinary Shares	NG NGG	New York Stock Exchange* New York Stock Exchange
5.602% Notes Due 2028	NGG28	New York Stock Exchange
5.809% Notes Due 2033	NGG33	New York Stock Exchange
5.418% Notes Due 2034	NGG34	New York Stock Exchange
*	Not for trading, but only in connection with the registration of American Depositary Shares representing Ordinary Shares pursuant to the requirements of the Securities and Exchange Commission.
Our ordinary shares, nominal value of 12 204/473 pence (“Ordinary Shares”), are listed on the premium segment of the main market of the London Stock Exchange plc (the “LSE”). American Depositary Shares (“ADSs”) are available through an American Depositary Receipt program established pursuant to a deposit agreement (the “Deposit Agreement”) that we entered into with Bank of New York Mellon, as depositary (the “Depositary”). ADSs, each representing five Ordinary Shares, are listed on the New York Stock Exchange (“NYSE”), traded under the symbol NGG, and are registered under Section 12(b) of the Exchange Act. In connection with this listing (but not for trading), the Ordinary Shares are registered under Section 12(b) of the Exchange Act. The following contains a description of the rights of (i) holders of the Ordinary Shares and (ii) ADS holders.
The following summary is subject to and is qualified in its entirety by National Grid’s Articles of Association (“Articles) and by English law which is an exhibit to our Annual Report and Accounts on Form 20-F filed with the SEC on 6 June 2022. This is not a summary of all of the significant provisions of the Articles of Association or of English law and does not purport to be complete. Capitalised terms used but not defined herein have the meanings given to them in National Grid’s annual report on Form 20-F for the fiscal year ended 31 March 2024 (the “Annual Report”), and in the Deposit Agreement, which is an exhibit to our registration statement on Form F-6 filed with the SEC on 15 May 2013.

ITEMS 9 & 10 – ORDINARY SHARES

Item 9.A.3 Pre-emptive rights
Under English law, National Grid is not permitted to allot shares for cash without first offering those shares to existing shareholders in proportion to their existing holdings. However, at each general meeting, shareholder approval is granted to allot shares of up to one third of the Company’s share capital. Such shareholder approval was given at the 2023 AGM. The Directors are seeking this same level of authority at the 2024 AGM and currently expect to do so in future years. The Directors consider that the Company will have sufficient flexibility with this level of authority to respond to market developments and that this authority is in line with investor guidelines.
Item 9.A.5 Type and class of securities
(a) Description of securities
National Grid’s Ordinary Shares are listed on the premium segment of the man market of the LSE and have a nominal value of 12 204∕473 pence. As of 31 March 2024, the total number of outstanding ordinary shares was 3,967,138,214. National Grid’s ordinary shares are issued in registered form.
(b) Arrangements for transfer and any restrictions on the free transferability of the shares
There are no restrictions on the transfer or sale of ordinary shares. Some of the Company’s employee share plans, details of which are contained in the Directors’ Remuneration Report, include restrictions on the transfer of shares while the shares are subject to the plan. Where, under an employee share plan operated by the Company, participants are the beneficial owners of the shares but not the registered owner, the voting rights may be exercised by the registered owner at the direction of the participant. Treasury shares do not attract a vote or dividends.
Item 9.A.6 Limitations or qualifications
Subject to applicable provisions of English law, the rights attached to any class of shares of National Grid may be varied or cancelled. This must be with the written consent of the holders of three quarters in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.
Item 9.A.7 Other rights
Not applicable.
Item 10.B.3 Shareholder rights
(a) Dividends and payments to shareholders
National Grid may not pay any dividend otherwise than out of profits available for distribution under the Companies Act 2006 and other applicable provisions of English law. In addition, as a public company, National Grid may only make a distribution if, at the time of the distribution, the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves (as defined in the Companies Act 2006) and to the extent that the distribution does not reduce the amount of those assets to less than that aggregate. Ordinary shareholders and ADS holders receive dividends.
Subject to these points, shareholders may, by ordinary resolution, declare dividends in accordance with the respective rights of the shareholders, but not exceeding the amount recommended by the Board. The Board may pay interim dividends if it considers that National Grid’s financial position justifies the payment. Any dividend or interest unclaimed for 12 years from the date when it was declared or became due for payment will be forfeited and revert to National Grid.

(b) Voting Rights
Subject to any rights or restrictions attached to any shares and to any other provisions of the Articles, at any general meeting on a show of hands, every shareholder who is present in person will have one vote and, on a poll, every shareholder will have one vote for every share they hold. On a show of hands or poll, shareholders may cast votes either personally or by proxy. A proxy need not be a shareholder. Under the Articles, all substantive resolutions at a general meeting must be decided on a poll. Ordinary shareholders and ADS holders can vote at general meetings.
(c) Rights to share in the company’s profits
See “—(a) Dividends and payments to shareholders”.
(d) Rights to share in any surplus in the event of liquidation
In a winding up, a liquidator may (in each case with the sanction of a special resolution passed by the shareholders and any other sanction required under English law): (a) divide among the shareholders the whole or any part of National Grid’s assets (whether the assets are of the same kind or not); the liquidator may, for this purpose, value any assets and determine how the division should be carried out as between shareholders or different classes of shareholders, or (b) transfer any part of the assets to trustees on trust for the benefit of the shareholders as the liquidator determines. In neither case will a shareholder be compelled to accept assets upon which there is a liability.
(e) Redemption provisions
Not applicable.
(f) Sinking fund provisions
Not applicable.
(g) Liability to further capital calls by the Company
Not applicable.
(h) Any provision discriminating against any existing or prospective holder of the ordinary shares as a result of such shareholder owning a substantial number of shares
Not applicable.
Item 10.B.4. Changes to shareholder rights
Amendments to National Grid’s Articles of Association
Amendments to the Articles have to be approved by at least 75% of those voting at a general meeting of the Company’s shareholders.
Variation of Rights
Subject to applicable provisions of English law, the rights attached to any class of shares of National Grid may be varied or cancelled. This must be with the written consent of the holders of three quarters in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.
Item 10.B.6 Limitations

There are no restrictions under the Articles that would limit the rights to hold National Grid’s Ordinary Shares.
There are no limitations on the right to hold or exercise voting rights on National Grid’s Ordinary Shares under English law.
Item 10.B.7 Change in control
The Articles do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition of corporate restructuring involving the Company (or any of its subsidiaries).
Item 10.B.8 Disclosure of shareholdings
Under the Companies Act 2006, National Grid may, by written notice, require a person whom it has reasonable cause to believe to be or to have been, in the last three years, interested in its shares to provide additional information relating to that interest. Under the Articles, failure to provide such information may result in a shareholder losing their rights to attend, vote or exercise any other right in relation to shareholders’ meetings.
Under the UK Disclosure Guidance and Transparency Rules sourcebook, there is also an obligation on a person who acquires or ceases to have a notifiable interest in shares in National Grid to notify the Company of that fact. The disclosure threshold is 3% and disclosure is required each time the person’s direct and indirect holdings reach, exceed or fall below each 1% threshold thereafter.
The UK City Code on Takeovers and Mergers imposes strict disclosure requirements regarding dealings in the securities of an offeror or offeree company, and also on their respective associates, during the course of an offer period. Other regulators in the UK, US and elsewhere may have, or assert, notification or approval rights over acquisitions or transfers of shares.
Item 10.B.9 Differences in the law
With respect to Items 10.B.2 to 10.B.8, there are no significant differences between the laws applicable to National Grid and United States federal law.
Item 10.B.10 Conditions imposed by the memorandum and articles of association governing changes in the capital (where more stringent than by law)
The requirements imposed by National Grid’s Articles governing changes in capital are not more stringent than is required by law.

ITEM 12
Item 12.A Debt Securities
Each series of notes listed on the NYSE and set forth on the cover page to National Grid’s Annual Report has been issued by National Grid (collectively, the “Debt Securities”). Each series of these Debt Securities were issued pursuant to an effective registration statement and a related prospectus and prospectus supplement setting forth the terms of the relevant series of notes. Each series of these Debt Securities were issued pursuant to the indenture between National Grid plc and The Bank of New York Mellon, London Branch (the “Trustee”), dated 12 June 2023 (the “Indenture”). Certain terms, unless otherwise defined herein, have the meaning given to them in the Indenture.
The following table sets for the aggregate principal amount outstanding, date of issuance and file number of the registration statements for each relevant series of Debt Securities.

Series	Aggregate Principal Amount Outstanding	Date of Issuance	Registration Statement File No.
5.602% Notes Due 2028	$700,000,000	12 June 2023	333-256888
5.809% Notes Due 2033	$800,000,000	12 June 2023	333-256888
5.418% Notes Due 2034	$750,000,000	11 January 2024	333-256888
Item 12.A.1
5.602% Notes due 2028
For a complete description of the terms and conditions of the 5.602% Notes due 2028 (the “2028 Notes”), please refer to the Indenture and the form of global note for the 5.602% Notes due 2028 included as exhibits to National Grid’s Report on Form 6-K filed on 12 June 2023. The following terms are applicable to the 2028 Notes:
•Title: 5.602% Notes due 2028.
•Total principal amount outstanding: U.S.$700,000,000.
•Issue date: 12 June 2023.
•Maturity date: The 2028 Notes will mature at 100% of their principal amount on 12 June 2028, subject to the applicable business day convention.
•Interest rate: 5.602% per year.
•Interest payment dates: Semi-annually in arrears on June 12 and December 12 of each year, beginning on 12 December 2023.
•Optional redemption: National Grid has the right to redeem the 2028 Notes, in whole or in part, at any time and from time to time. If National Grid elects to redeem the 2028 Notes prior to 12 May 2028, National Grid will pay a redemption price, as calculated by National Grid, equal to the greater of:
o(1) 100% of the principal amount of such 2028 Notes redeemed; and
o(2) the present value at the applicable Redemption Date (as defined below) of (i) the principal amount of the 2028 Notes on such Redemption Date, plus (ii) all required interest payments due on the 2028 Notes through 12 May 2028 (one month prior to the maturity date of the 2028 Notes), computed using a discount rate equal to the Treasury Rate (as defined below) determined on the second Business Day preceding the relevant Redemption Date plus 25 basis points, less accrued and unpaid interest, plus, in each case, accrued and unpaid interest, if any, to the date fixed for redemption of the 2028 Notes (the “Redemption Date”), subject to the rights of Holders of the 2028 Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date.

“Business Day” means a day other than a Saturday or Sunday or any other day on which banking institutions in New York, New York or the city of London, England are authorized or required by law or executive order to close.

“Treasury Rate” means, as calculated by National Grid as of any Redemption Date, the yield to maturity (computed as of the second Business Day immediately preceding that Redemption Date) of the United States Treasury securities with a constant maturity most nearly equal to the period from the Redemption Date to 12 May 2028 (one month prior to the Maturity Date of the 2028 Notes); provided, however, that if the period from the Redemption Date to 12 May 2028 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

If National Grid elects to redeem the 2028 Notes on or after 12 May 2028 (the date that is one month prior to the maturity date of the 2028 Notes), National Grid will pay a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date, subject to the rights of Holders of the Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date.
•Sinking fund: The 2028 Notes will not be entitled to any sinking fund.
5.809% Notes due 2033
For a complete description of the terms and conditions of the 5.809% Notes due 2033 (the “2033 Notes”), please refer to the Indenture and the form of global note for the 5.809% Notes due 2033 included as exhibits to National Grid’s Report on Form 6-K filed on 12 June 2023. The following terms are applicable to the 2033 Notes:
•Title: 5.809% Notes due 2033.
•Total principal amount outstanding: U.S.$800,000,000.
•Issue date: 12 June 2023.
•Maturity date: The 2033 Notes will mature at 100% of their principal amount on 12 June 2033, subject to the applicable business day convention.
•Interest rate: 5.809% per year.
•Interest payment dates: Semi-annually in arrears on June 12 and December 12 of each year, beginning on 12 December 2023.
•Optional redemption: National Grid has the right to redeem the 2033 Notes, in whole or in part, at any time and from time to time. If National Grid elects to redeem the 2033 Notes prior to 12 March 2033, National Grid will pay a redemption price, as calculated by National Grid, equal to the greater of:
o(1) 100% of the principal amount of such 2033 Notes redeemed; and
o(2) the present value at the applicable Redemption Date (as defined below) of (i) the principal amount of the 2033 Notes on such Redemption Date, plus (ii) all required interest payments due on the 2033 Notes through 12 March 2033 (three months prior to the maturity date of the 2033 Notes), computed using a discount rate equal to the Treasury Rate (as defined below) determined on the second Business Day preceding the relevant Redemption Date plus 30 basis points, less accrued and unpaid interest, plus, in each case, accrued and unpaid interest, if any, to the date fixed for redemption of the 2033 Notes (the “Redemption Date”), subject to the rights of Holders of the 2033 Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date.

“Business Day” means a day other than a Saturday or Sunday or any other day on which banking institutions in New York, New York or the city of London, England are authorized or required by law or executive order to close.

“Treasury Rate” means, as calculated by National Grid as of any Redemption Date, the yield to maturity (computed as of the second Business Day immediately preceding that Redemption Date) of the United States Treasury securities with a constant maturity most nearly equal to the period from the Redemption Date to March 12, 2033 (three months prior to the maturity date of the 2033 Notes); provided, however, that if the period from the Redemption Date to 12 March 2033 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

If National Grid elects to redeem the 2033 Notes on or after 12 March 2033 (the date that is three months prior to the maturity date of the 2033 Notes), National Grid will pay a redemption price equal to 100% of the principal amount of the 2033 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date, subject to the rights of Holders of the Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date.
•Sinking fund: The 2033 Notes will not be entitled to any sinking fund.
5.418% Notes due 2034
For a complete description of the terms and conditions of the 5.418% Notes due 2034 (the “2034 Notes”), please refer to the Indenture, included as an exhibit to National Grid’s Report on Form 6-K filed on 12 June 2023 and the form of global note for the 5.418% Notes due 2034, included as an exhibit to National Grid’s Report on Form 6-K filed on 11 January 2024. The following terms are applicable to the 2034 Notes:
•Title: 5.418% Notes due 2034.
•Total principal amount outstanding: U.S.$750,000,000.
•Issue date: 11 January 2024.
•Maturity date: The 2034 Notes will mature at 100% of their principal amount on 11 January 2034, subject to the applicable business day convention.
•Interest rate: 5.418% per year.
•Interest payment dates: Semi-annually in arrears on January 11 and July 11 of each year, beginning on 11 July 2024.
•Optional redemption: National Grid has the right to redeem the 2034 Notes, in whole or in part, at any time and from time to time. If National Grid elects to redeem the 2034 Notes prior to 11 October 2033, National Grid will pay a redemption price, as calculated by National Grid, equal to the greater of:
o(1) 100% of the principal amount of such 2034 Notes redeemed; and
o(2) the present value at the applicable Redemption Date (as defined below) of (i) the principal amount of the 2033 Notes on such Redemption Date, plus (ii) all required interest payments due on the 2033 Notes through 11 October 2033 (three months prior to the maturity date of the 2034 Notes), computed using a discount rate equal to the Treasury Rate (as defined below) determined on the second Business Day preceding the relevant Redemption Date plus 25 basis points, less accrued and unpaid interest, plus, in each case, accrued and unpaid interest, if any, to the date fixed for redemption of the 2034 Notes (the “Redemption Date”), subject to the rights of Holders of the 2034 Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date.

“Business Day” means a day other than a Saturday or Sunday or any other day on which banking institutions in New York, New York or the city of London, England are authorized or required by law or executive order to close.

“Treasury Rate” means, as calculated by National Grid as of any Redemption Date, the yield to maturity (computed as of the second Business Day immediately preceding that Redemption Date) of the United States Treasury securities with a constant maturity most nearly equal to the period from the Redemption Date to 11 October 2033 (three months prior to the maturity date of the 2034 Notes); provided, however, that if the period from the Redemption Date to 11 October 2033 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

If National Grid elects to redeem the 2034 Notes on or after 11 October 2033 (the date that is three months prior to the maturity date of the 2034 Notes), National Grid will pay a redemption price equal to 100% of the principal amount of the 2034 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date, subject to the rights of Holders of the Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date.
•Sinking fund: The 2034 Notes will not be entitled to any sinking fund.

Item 12.A.2
Not applicable.

Item 12.A.3
The Debt Securities are our senior unsecured obligations and rank equally in right of payment with all of our existing and future direct, unsecured and unsubordinated indebtedness (except those obligations preferred by statute or operation of law) and are effectively subordinated to any secured indebtedness that we may incur in the future and the indebtedness and other obligations of our subsidiaries. The Debt Securities rank senior to any subordinated indebtedness.

Item 12.A.4
Not applicable.

Item 12.A.5
National Grid may from time to time, without the consent of the holders of a series of debt securities, create and issue further securities having the same terms and conditions as such previously issued series of debt securities in all respects (or in all respects except for the issue date, the first payment of interest thereon and/or issue price), so that such further issue shall be consolidated and form a single series with the relevant series of outstanding debt securities; provided, however, that any such further issuance will only be made if either such additional securities are issued with no more than de minimis original issue discount for U.S. federal income tax purposes or any such further issuance is a “qualified reopening” as such term is defined under Treasury Regulations Section 1.1275-2(k)(3) promulgated under the Internal Revenue Code of 1986, as amended.

Item 12.A.6
The following events will constitute an event of default under the Indenture with the respect to a series of Debt Securities:
a.default in the payment of any principal (or premium, if any) due on the Debt Securities, and continuance of such default for a period of 14 days;
b.default in the payment of any interest (and additional amounts, if any) due on the Debt Securities, and continuance of such default for a period of 30 days;
c.default in the performance, or breach, of any covenant or warranty (other than any obligation for the payment of any principal or interest with respect to the Debt Securities) applicable to us contained in the Indenture, and which default is incapable of remedy or, if in the opinion of the Trustee is capable of remedy and has not been remedied within 90 days after the Trustee having given the Company written notice as provided in the Indenture;
d.if (i) any of the Company’s or any Principal Subsidiary’s (as defined below) present or future Relevant Indebtedness becomes due and payable prior to its stated maturity by reason of an actual event of default or (ii) any amount with respect to such Relevant Indebtedness is not paid when due or, as the case may be, within any applicable grace period, provided that the aggregate amount of the Relevant Indebtedness with respect to any of the events described in this paragraph equals or exceeds £100,000,000 thereafter;

e.either a court in the United Kingdom issues a final order or an effective shareholders’ resolution is validly adopted, and where possible, such resolution or final order is not discharged or stayed within 90 days, for our winding up or dissolution;
f.attachment is made of the whole or substantially the whole of our assets or undertakings and such attachment is not released or cancelled within 90 days or an encumbrancer takes possession or an administrative or other receiver or similar officer is appointed of the whole or substantially the whole of our undertaking or assets or an administration or similar order is made to us, and such taking of possession, appointment or order is not released, discharged or cancelled within 90 days;
g.the Company ceases to carry on all or substantially all of our business, or we are unable to pay debts within the meaning of Section 123 (1)(e) or Section 123(2) of the United Kingdom Insolvency Act 1986;
h.the Company is adjudged bankrupt or insolvent by a court of competent jurisdiction in our country of incorporation; or
i.any other event of default described in the applicable prospectus supplement.

If an event of default described in (a), (b), (c), (d) or (i) above occurs and is continuing with respect to Debt Securities of any series at the time Outstanding, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then Outstanding, by notice in writing to National Grid (and to the trustee if given by Securityholders), may declare the entire principal of all Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.
If any event of default described in (e), (f), (g) or (h) above occurs and is continuing, all unpaid principal of the Debt Securities then Outstanding of that series and the interest accrued thereon, if any, shall ipso facto become and be immediately due and payable without declaration, presentment, demand or notice of any kind by the trustee or any Holder of debt securities of that series.
The foregoing provisions, however, are subject to the condition that if, at any time after a declaration of acceleration with respect to the Debt Securities of any series has been made and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, National Grid shall pay or shall deposit with the trustee a sum sufficient to pay all matured installments of interest, if any, and any Additional Amounts with respect to all the Debt Securities of such series (or upon all the Securities, as the case may be) and the principal of (and premium, if any, on) any and all Securities of such series (or of all the Securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest or Additional Amounts, at the Overdue Rate applicable to such series to the date of such payment or deposit) and all amounts payable to the trustee pursuant to the provisions of Section 7.6 of the Indenture, and such amount as shall be sufficient to cover reasonable compensation to the trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the nonpayment of the principal of and accrued interest on and any Additional Amounts with respect to Securities of such series which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein — then and in every such case the Holders of a majority in aggregate principal amount of the Securities of such series (each series voting as a separate class), or of all the Securities (voting as a single class), as the case may be, then Outstanding, by written notice to National Grid and to the Trustee, may waive all defaults with respect to that series (or with respect to all the Securities, as the case may be) and rescind and annul such acceleration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.
“Principal Subsidiary” means each of National Grid Electricity Transmission plc, National Grid North America Inc., National Grid USA, National Grid Electricity Distribution (East Midlands) plc, National Grid Electricity Distribution (West Midlands) plc, National Grid Electricity Distribution (South West) plc and National Grid Electricity Distribution (South Wales) plc and includes any successor entity thereto or any member of the Company and its subsidiaries taken together (the “NG Group”) to which all or substantially all of the assets of a

Principal Subsidiary are transferred, provided that any such company shall cease to be a Principal Subsidiary if at any time National Grid plc, or any direct or indirect Subsidiary of National Grid plc, ceases to control (as defined below) such company. In the event that all or substantially all of the assets of a Principal Subsidiary are transferred to a member of the NG Group as described above, the transferor of such assets shall cease to be deemed to be a Principal Subsidiary. “control” of a company means holding more than 50 per cent. of the issued or allotted ordinary shares in such company.
For so long as any series Debt Securities are outstanding under the Indenture, National Grid is required to, within 120 days after the end of its fiscal year, file with the trustee an officer’s certificate stating whether or not, to the knowledge of the signers, National Grid has complied with the conditions and covenants on its part contained in the Indenture, and, if the signer, to the best of his or her knowledge, know of any event which is, or after notice or lapse of time or both would become, a default by National Grid in the performance, observance or fulfillment of any such condition or covenant, specifying each such default and the nature thereof.

Item 12.A.7
We and the trustee may modify or amend the Indenture with the consent of the holder of not less than a majority in aggregate principal amount of the Debt Securities of each series affected by such modification; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:
•change the stated maturity of the principal of, or any premium or instalment of interest on, the Debt Securities;
•reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any premium payable upon the redemption of, the Debt Securities;
•change the redemption provisions of the Debt Securities or, following the occurrence of any event that would entitle a holder to require us to redeem or repurchase the Debt Securities at the option of the holder, adversely affect the right of redemption or repurchase at the option of such holder, of the Debt Securities;
•change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to, the Debt Securities is payable;
•impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the Debt Securities (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date);
•reduce the percentage in principal amount of the Debt Securities, the consent of whose holders is required in order to take specific actions;
•reduce the requirements for quorum or voting by holders of the Debt Securities in the applicable section of the Indenture;
•modify any of the provisions in the Indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of such Debt Securities except to increase any percentage vote required or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or
•modify any of the above provisions.
We and the Trustee may modify or amend the Indenture and the Debt Securities without the consent of any holder in order to, among other things:
•provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets;
•add to our covenants for the benefit of the holders of the Debt Securities or to surrender any right or power conferred upon us by the Indenture;
•provide for a successor trustee with respect to the Debt Securities;
•cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Indenture which will not adversely affect the interests of the holders of the Debt Securities;

•change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the Debt Securities under the Indenture;
•add any additional events of default with respect to the Debt Securities;
•provide for conversion or exchange rights of the holders of the Debt Securities; or
•make any other change that does not materially adversely affect the interests of the holders of the Debt Securities.
Item 12.A.8
Not applicable.

Item 12.A.9
Unless otherwise specified in the applicable prospectus supplement, the Debt Securities are issued without “original issue discount” (equal to or more than a statutorily defined de minimis amount) or bond premium. If we issue debt securities that have “original issue discount” (equal to or more than a statutorily defined de minimis amount), or bond premium or provide for payments of interest that we do not expect to be treated as “qualified stated interest” or denominated in a currency other than U.S. dollars, we will describe the tax treatment of such debt securities in the applicable prospectus supplement.

Item 12.A.10
The Bank of New York Mellon, London Branch, is the Trustee, having its principal corporate trust office at 160 Queen Victoria Street, London EC4V 4LA, United Kingdom. Attention: Corporate Trust Administration. The Trustee may have other ordinary business relationships with us or our affiliates from time to time.

Item 12.A.11
The Bank of New York Mellon, London Branch, is the paying agent, having its principal corporate trust office at 160 Queen Victoria Street, London EC4V 4LA, United Kingdom. Attention: Corporate Trust Administration.

Item 12.A.12
The Debt Securities are offered and sold in minimum denominations of $2,000 and in integral multiples of $1,000.

Item 12.A.13
The Debt Securities are governed by, and construed in accordance with, the laws of the State of New York.

Item 12.A.14
Please refer to the Indenture and Item 12.A.6 above.

Item 12.A.15
Not applicable.

Item 12.B Warrants and Rights
Not applicable.

Item 12.C Other Securities
Not applicable.

Item 12.D.1 American Depositary Shares – Name and Address
The Depositary is the Bank of New York Mellon. The Depositary’s address is PO Box 505000, Louisville, KY, United States, 40233-5000.

Item 12.D.2 American Depositary Shares
References used but not defined in this Item 12.D.2 are to the relevant section provision of the Deposit Agreement.

(a) Amount of deposited securities represented by one unit of American depositary receipts
Each American Depositary Shares represents five ordinary shares.

(b) Procedure for voting the deposited securities
As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall, in accordance with Section 4.06 of the Deposit Agreement, fix the Voting Record Date in respect of such meeting or solicitation.
The Depositary or, if the Company so determines, the Company shall mail to Owners of record on such Voting Record Date: (a) such information as is contained in such notice of meeting or in the solicitation materials, (b) a Receipt proxy card in a form prepared by the Depositary, after consultation with the Company, (c) a statement that each Owner of Record at the close of business on the Voting Record Date will be entitled, subject to any applicable law, the Company’s Articles of Association and the provisions of or governing the Deposited Securities, either (i) to use such Receipt proxy card at that meeting as written evidence of the appointment of that Owner in accordance with this Section in order to attend, vote and speak at such meeting solely with respect to the Shares or other Deposited Securities represented by American Depositary Shares evidenced by such Owner’s Receipts or (ii) as the agent of the Depositary (or its nominee) to appoint any other person as proxy solely with respect to the Shares or other Deposited Securities represented by American Depositary Shares evidenced by such Owner’s Receipts and (if the Owner wishes) to instruct such person as to the exercise of the voting rights pertaining to them, and (d) if the person nominated by the Depositary is to be appointed in that manner as proxy, a brief statement as to the manner in which the Owner may give voting instructions to the person nominated by the Depositary.
Upon the written request of an Owner of record on the Voting Record Date received on or before the date established by the Depositary for such purpose (the “Instruction Date”), the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Company’s Articles of Association and the provisions of the Deposited Securities, to cause to be voted the Deposited Securities in accordance with the instructions set forth in such request.
Shares or other Deposited Securities represented by American Depositary Shares for which no specific voting instructions are received by the Depositary from the Owner shall not be voted by the Depositary or its nominee but may be directly voted by Owners in attendance at meetings of shareholders, subject to, and in accordance with, the provisions of Section 4.7 of the Deposit Agreement and the Company’s Articles of Association.
Notwithstanding anything in Section 4.7 or in Section 6.1 of the Deposit Agreement to the contrary, the Depositary and the Company may modify, amend or adopt additional voting procedures at any time or from time to time as they determine may be necessary or appropriate.

(c) Procedure for collecting and distributing dividends
Record Date
Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall fix a record date, which shall be as close as practicable to the date corresponding to the record date fixed by the Company in respect of the Shares or other Deposited Securities, (a) for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.
Procedure
Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dollars and, if applicable, will distribute the amount thus received (net of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement) to the Owners of Receipts entitled thereto, provided, however, that in the event that the Company or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes or other governmental charges, the amount distributed to the Owners of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.
Subject to the provisions of Sections 4.11 and 5.9 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.1, 4.3 or 4.4 of the Deposit Agreement, the Depositary will cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the reasonable opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Owners or Holders) the Depositary deems such distribution not to be feasible, the Depositary may, after notice to the Company, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement) shall be distributed by the Depositary to the Owners of Receipts entitled thereto as in the case of a distribution received in cash pursuant to Section 4.1 of the Deposit Agreement.
If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, and shall if the Company shall so request, distribute to the Owners of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.
Foreign Currency
Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation in whole or in part depending on the terms of such warrants or other instruments. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.9 of the Deposit Agreement.
If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable; provided, however, that the Company shall not be obligated to make any such filings.
If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the reasonable opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary•, the Depositary, after consultation with the Company, may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.
If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.
(d) Procedure for transmitting notices, reports and proxy soliciting material
See “—(b) Procedure for voting the deposited securities”.
(e) Sale or exercise of rights
Transfer
The transfer of this Receipt is registrable, without unreasonable delay, on the books of the Depositary at its Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian or Registrar may require payment from the presentor of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt.
The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary, the Company or the Foreign Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to Article (22) hereof. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.
Rights
In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available in Dollars to such Owners or, if by the terms of such rights offering or, for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion, after consultation with the Company, that it is lawful and feasible to make such rights available to all Owners or to certain Owners but not to other Owners, the Depositary may distribute, to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it, after consultation with the Company, deems appropriate. The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.
In circumstances in which rights would otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.
If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.2 of the Deposit Agreement, and shall, pursuant to Section 2.3 of the Deposit Agreement, execute and deliver Receipts to such Owner. In the case of a distribution pursuant to the second paragraph of this Article, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.
If the Depositary determines in its discretion, after consultation with the Company, that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell the rights. warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of this Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.
The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to Owners or are registered under the provisions of such Act. Nothing in the Deposit Agreement shall create, or be construed to create, any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have a registration statement declared effective. If an Owner of Receipts requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.
(f) Deposit or sale of securities resulting from dividends, splits or plans of reorganization
In circumstances where the provisions of Section 4.3 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.
(g) Amendment, extension or termination of the deposit arrangements
Amendment
The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or Holders of Receipts in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners (other than the modification of voting procedures as provided in paragraph 16 hereof) of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.
Termination
The Depositary shall at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding if at any time 30 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the date of termination, the Owner of a Receipt, will upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender o€ Receipts referred to in Section 2.5 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, will be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.
(h) Rights that holders of American depositary receipts have to inspect the books of the depositary and the list of receipt holders
The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files reports with the Commission. Those reports will be available for inspection and copying through the Commission’s EDGAR system on the Internet at www.sec.gov or at public reference facilities maintained by the Commission located at 100 F Street, N.E., Washington, D.C. 20549.
The Depositary will make available for inspection by Owners of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also, upon written request, send to Owners of Receipts copies of such reports when furnished by the Company pursuant to the Deposit Agreement.
The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.
(i) Any restrictions on the right to transfer or withdraw the underlying securities
Outstanding tax or other governmental charges
If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Owner or Holder hereof to the Depositary. The Depositary may refuse to effect any transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Holder hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner or Holder hereof shall remain liable for any deficiency.
Other circumstances
The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary, the Company or the Foreign Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to Article (22) hereof. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.
(j) Any limitation on the depositary’s liability
Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or Beneficial Owner of any Receipt, if by reason of any provision of any present or future law of the United States or any other country, or of any other governmental or regulatory authority, or by reason of any provision, present or future, of the Memorandum and Articles of Association of the Company, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company or any of their respective directors, employees, agents or affiliates shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary, the Company or any of their respective directors, employees, agents or affiliates incur any liability to any Owner or Beneficial Owner of a Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. Where, by the terms of a distribution pursuant to Sections 4.1, 4.2, or 4.3 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.4 of the Deposit Agreement, such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. Neither the Company nor the Depositary, nor any of their respective directors, employees, agents or affiliates assume any obligation nor shall any of them be subject to any liability under the Deposit Agreement to Owners or Beneficial Owners of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in their respective reasonable opinions may involve them in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall be liable for any action or nonaction by any of them in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Beneficial Owner of a Receipt, or any other person believed by any of them in good faith to be competent to give such advice or information. Each of the Depositary, the Company and their respective directors, employees, agents and affiliates may rely and shall be protected in acting upon any written notice, request or direction or other document believed by such person to be genuine and to have been signed or presented by the proper party or parties. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith. The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.